Exhibit 10.11
WESTMORELAND COAL COMPANY
Performance-Based Cash Award Agreement

Name of Recipient:
Cash Award:
Performance Metric Target:
Grant Date:

Westmoreland Coal Company (the “Company”) has selected you (the “Recipient”) to receive the cash award described above, which is subject to the terms and conditions contained in this Performance-Based Cash Award Agreement (this “Agreement”). The terms and conditions of the award of this cash award (the “Cash Award”) made to the Recipient are as follows:

1.
Issuance of Cash Award. The Cash Award is issued to the Recipient on the Grant Date set forth above, in consideration of employment services rendered and to be rendered by the Recipient to the Company. The Cash Award represents a promise to pay the stated dollar amount, subject to adjustment for performance, upon vesting in accordance with the vesting schedule set forth in Section 2. Unless and until performance is completed and the Cash Award vests, Recipient will have no right to receive cash. Recipient may not transfer, assign, pledge, hypothecate or otherwise dispose of the Cash Award at any time prior to payment by the Company.

2.	Vesting.

(a)
Vesting Schedule. Unless otherwise provided in this Agreement, the Cash Award shall 100% vest on the third anniversary of the Grant Date if the Recipient remains continuously employed by the Company through such date.

(b)
Performance Metric. The Performance Metric is a three-year cumulative free cash flow, which metric was approved by the Board of Directors of the Company. No payout will occur unless Threshold (80% of Target) performance has been met; payout at Threshold (80% of Target) performance is 50% of the stated Cash Award amount. Payout at Target (100%) performance is 100% of the stated Cash Award amount. Should the Company achieve Maximum (120% of Target) performance, the Cash Award shall pay out at 200% of the stated Cash Award amount. Performance of a level between Threshold and Target will result in pro-rata payment based upon the level achieved (rounded to the nearest whole percent, except that any performance below 80% of Target will not be rounded) in relation to the respective payout percentages at Threshold and Target. For example, if performance is 90.3% of Target, then the payout will be 75% of the stated Cash Award amount. Similarly, performance of a level between Target and Maximum performance will result in pro-rata payment based upon the level achieved (rounded to the nearest whole percent) in relation to the respective payout percentages at Target and Maximum. For example, if performance is 110% of Target, then the payout will be 150% of the stated Cash Award amount. The maximum payout under the Cash Award is 200% even if Maximum performance is exceeded. The cash, net of taxes, shall be paid out to the Recipient in the next administratively-feasible payroll from the date performance has been measured at the completion of the three-year period described in this Section 2a., provided that in no event will payment be made later than March 15 of the year following the year in which such three-year period ends.

(c)
Acceleration of Vesting for Death or Disability. The Cash Award will be earned on a pro-rata basis based on the date of death or Disability and will be paid out at the end of the three-year period described in Section 2a., with the payout determined based on the final performance determination. For purposes of this Agreement, “Disability” is as used in the Company's long-term disability plan, if any; if not defined in the long-term disability plan, is a physical or mental infirmity which impairs the Recipient's ability to substantially perform his or her duties for a period of 180 consecutive days.

(d)
Acceleration of Vesting upon Retirement. Retirement means separation from the Company by the Recipient after the Recipient reaches the age of 62 with a minimum of 5 years service, with 50% accelerated vesting when the Recipient retires after reaching minimum requirements and 100% accelerated vesting when the Recipient retires after reaching a combined age and service of 75 (e.g., age 65 with 10). The Company will pro-rate payout starting at age 62 with five years of service up to the 100% payout based upon the combined age and service of the Recipient above the minimum requirements. In order to have a “Retirement,” the Recipient must be separated from the Company. For a grant to be accelerated, separation from the Company pursuant to retirement must occur at least 6 months after Grant Date. Although the service condition described in Section 2a. will be treated as satisfied upon Retirement to the extent this Section 2d. prescribes, payout, if any, will be paid out at the end of the three-year period described in Section 2a., with the payout determined based on the final performance determination. No payout shall be made if the Company does not achieve the Performance Metric Threshold.

3.
Termination of Unvested Cash Awards Upon Employment Termination. In the event that the Recipient ceases to be employed by the Company for any reason or no reason, with or without cause, all of the Cash Awards that are unvested as of the time of such employment termination shall be terminated immediately and automatically, without the payment of any consideration to the Recipient, effective as of such termination of employment (except as provide in this Agreement for death, Disability or Retirement). The Recipient shall have no further rights with respect to any Cash Award that is so terminated, and shall have no further right to receive cash. If the Recipient is employed by a subsidiary of the Company, any references in this Agreement to employment with the Company shall instead be deemed to refer to employment with such subsidiary.

4.	Tax Matters.

(a)
Acknowledgments. The Recipient acknowledges that he or she is responsible for obtaining the advice of the Recipient's own tax and financial advisors with respect to the federal and state tax considerations resulting from Recipient's receipt of the Cash Award. The Recipient understands that the Company will report to appropriate taxing authorities the payment to the Recipient of compensation income upon the vesting of the Cash Award. The Recipient understands that the Recipient (and not the Company) shall be responsible for the Recipient's federal and state tax liability that may arise in connection with the Cash Award.

(b)
Withholding. The Recipient acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Recipient (including this Cash Award) any federal, state, local or other taxes of any kind required by law to be withheld with respect to the Cash Award. On each date a withholding obligation arises (or is treated as arising), the Company shall deliver written notice to the Recipient of the amount of withholding taxes due with respect to the Cash Award.

5.	Miscellaneous.

(a)
Authority of Compensation and Benefits Committee. In making any decisions or taking any actions with respect to the matters covered by this Agreement, the Compensation and Benefits Committee shall have all of the authority and discretion. The Committee, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Cash Awards at any time. If so accelerated, such awards will be considered as having vested as of the date specified by the Committee, and may be paid either on the date of acceleration or (to the extent Section 409A permits) on a later date. In addition, the Committee shall have the full discretion to modify the Performance Metric Target at any time. All decisions and actions by the Compensation and Benefits Committee with respect to this Agreement shall be made in the Compensation and Benefits Committee's discretion and shall be final and binding on the Recipient.

(b)
No Right to Continued Employment. The Recipient acknowledges and agrees that, notwithstanding the fact that the vesting of the Cash Award is contingent upon his or her continued employment by the Company, this Agreement does not constitute an express or implied promise of continued employment or confer upon the Recipient any rights with respect to continued employment by the Company.

(c)	Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflict of law provisions.

(d)
Compliance with Internal Revenue Service Tax Code. Section 409A of the Code imposes a number of requirements on “non-qualified deferred compensation plans and arrangements.” This Agreement shall be operated in compliance with Section 409A of the Code and each provision shall be interpreted, to the extent possible, to comply with Section 409A of the Code. Notwithstanding any provision to the contrary, in the event that the Employer determines that any provision of this Agreement is not in compliance with Section 409A of the Code, the Employer may (i) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Employer determines necessary or appropriate to preserve the intended tax treatment of benefits provided by this Agreement and/or (ii) take such other actions as the Employer determines necessary or appropriate to comply with the requirements of Section 409A of the Code.

(e)	Binding Agreement. This Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors, and assigns of the parties hereto.

(f)	Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

(g)
Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

(h)
Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. The Employee expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement can be made only in an express written contract executed by a duly authorized officer of the Company.

WESTMORELAND COAL COMPANY By: _____________________________________
Name: Jennifer S. Grafton
Title: General Counsel and Secretary

Accepted and Agreed:

_____________________________________
Name:

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